Exhibit 23.9

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 24, 2006, with respect to the combined financial statements of Acquired Businesses included in the Registration Statement (Form S-4) and related Prospectus of Host Hotels & Resorts, L.P. for the offer to exchange all outstanding 6 7/8% Series R Senior Notes due 2014 for 6 7/8% Series S Senior Notes due 2014.

/s/ Ernst & Young, LLP

New York, New York

December 7, 2006